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                                                                    EXHIBIT 3.1

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           CROWN BOOKS CORPORATION


         CROWN BOOKS CORPORATION, a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the "Corporation"), DOES HEREBY CERTIFY that:

         1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 21, 1981. The Certificate was thereafter restated and amended on May 24, 1983, and amended on September 4, 1986.

         2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

         3. This Amended and Restated Certificate of Incorporation was adopted in connection with a plan of reorganization of the Corporation approved by an order of the U.S. District Court for the District of Delaware in In re Crown Books Corporation, Case No. 98-1575(RRM) through 98-1580(RRM), under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. Sections 101, et seq.), pursuant to Section 303 of the General Corporation Law of the State of Delaware, with jurisdiction of such Chapter 11 case for the reorganization of the Corporation.

         4. The Amended and Restated Certificate of Incorporation of this Corporation is amended and restated to read in full as follows:

         FIRST: The name of this corporation is Crown Books Corporation (hereinafter the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock," all of which shall have a par value of $0.01 per share. The total number of shares of stock which the Corporation is authorized to issue is eleven (11) million shares. Ten (10) million shares shall be Common Stock and one (1) million shares shall be Preferred Stock.

         1. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more classes or one or more series within any

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         class and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate such classes or series of the Preferred Stock, to fix the number of shares constituting each class or series and to fix by resolution or resolutions the voting powers, full or limited (or no voting powers), and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares constituting each class or series.

         2. Common Stock. All shares of Common Stock to be issued must be voting securities and, as to all classes of such voting securities, voting power must be on a proportional one-vote-per-share basis. The Corporation shall not have the power or authority to issue any shares of capital stock without voting power.

         FIFTH: The board of directors shall be composed, initially, of seven directors. Commencing with the first annual meeting of stockholders, the directors of the corporation shall be divided into three classes, the first two of which shall each have two directors and the third of which shall have three directors. The initial term of office of the first class of such directors shall expire at the first annual meeting of stockholders thereafter, the initial term of office of the second class of directors shall expire at the second annual meeting of stockholders thereafter and the initial term of office of the director in the third class shall expire at the third annual meeting of stockholders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director.

         Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

         SIXTH: The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of this Corporation without the assent or vote of the stockholders, and the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

         SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders


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     for monetary damages for breach of fiduciary duty as a director. If the
     General Corporation Law of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

         EIGHTH: (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director or officer or additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including reasonable attorneys' fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 or otherwise) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; Provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article EIGHTH.

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              (B)  If a claim under paragraph (A) of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys' fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid, by the Corporation, the expense, including attorneys' fees, of prosecuting such claim. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

              (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

              (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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         TENTH: This Corporation reserves the right to restate this Amended and
     Restated Certificate of Incorporation and to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         IN WITNESS HEREOF, Crown Books Corporation has authorized this Amended and Restated Certificate of Incorporation to be signed by Steven Panagos, its Responsible Officer, on this 5th day of November, 1999.


                           CROWN BOOKS CORPORATION



                           By:  /s/  Steven Panagos
                              -----------------------------
                              Steven Panagos
                              Responsible Officer

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